EXHIBIT 5.1


September 21, 1995


Oak Industries Inc.
Bay Colony Corporate Center
1000 Winter Street
Waltham, MA 02154

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

   We are furnishing this opinion in connection with your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering, among other things, 356,205 shares of your Common Stock, $.01 par value (the "Plan Shares"), to be registered for offering in connection with your assumption of the Lasertron, Inc.1982 Incentive Stock Option Plan and the 1992 Stock Option Plan (collectively, the "Plans").

   We have examined and relied upon:

   (a) Copies of your Certificate of Incorporation and By-Laws, as amended to date;

   (b) A copy of said Registration Statement in the form to be filed with the Commission together with the exhibits thereto; and

   (c) Such other documents and records as we have deemed necessary for purposes of this opinion.

   We assume that you will take all steps necessary to comply with the Act and applicable state laws in connection with the offering and sale of the Plan Shares.

   Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, upon their issuance and sale against receipt of the agreed consideration therefor in accordance with the terms and provisions of the Plans, the Plan Shares will be validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion with and as part of said Registration Statement on Form S-8.

Very truly yours,



Ropes & Gray